Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-93355 and 033-57435 of Westar Energy, Inc. on Form S-8 of our report dated June 22, 2007, appearing in this Annual Report on Form 11-K of the Westar Energy, Inc. Employees’ 401(k) Savings Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

June 22, 2007